Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

     RAND LOGISTICS ANNOUNCES SECOND QUARTER RESULTS AND PROVIDES UPDATE ON
                          RECENT BUSINESS DEVELOPMENTS

  Conclusion of Work Stoppage and Recently Acquired Vessels Expected to Produce
                         Profitable Growth Going Forward

New York, NY - November 13, 2007 - Rand Logistics Inc. (Nasdaq: RLOG; RLOGW; RLOGU) ("Rand") today announced operational and financial results for the second quarter and six months ended September 30, 2007, and provided an update on recent business developments and their expected contribution to future results.

Business Highlights

o EBITDA increased 22% excluding the three vessels Rand operates on time charter from Wisconsin and Michigan Steamship (WMS) (which was affected by a now concluded work stoppage) and before the operating G&A expense increase (a significant part of which is non-recurring). This EBITDA increase illustrates the positive operating leverage that Rand is realizing from better pricing and higher fleet utilization.

o The WMS vessels that experienced a work stoppage from May through July 31 started sailing on dates beween late August and late October, and are now fully operational with a lower cost structure. The Company expects them to contribute positively to Rand's results over the next year.

o The Company acquired two conventional bulk carriers (the Voyageur acquisition) in late August for approximately $23.7 million. The vessels are fully committed with take-or-pay contracts. Rand expects that the purchase price multiple for the two vessels was approximately 5 times EBITDA.

o Rand has spent over $1 million to improve its management infrastructure. Many of these costs are non-recurring, and the Company now has the capacity to run an expanded company without substantially increasing overhead costs.

o The underlying economics of the business are strong. In the U.S., the Company's results are significantly ahead of last year. There is more demand than capacity in the markets Rand serves, and the rates the Company charges are increasing. Rand is also benefitting from the strength of the Canadian dollar, which accounts for over half of the Company's revenue and cash flow.

Second Quarter Results

In the second quarter ended September 30, 2007, revenue was $26.4 million (excluding outside voyage charter revenue) compared to $26.1 million in the prior year quarter. The three vessels that Rand operates under a time charter agreement with WMS contributed only $1.8 million of revenue during the period compared to $5.5 million in the prior year due to the aforementioned work stoppage. EBITDA was $3.9 million, compared to $6.2 million in the prior year quarter. EBITDA included $0.9 million related to a variable interest entity ("VIE") versus $0.7 million in the prior year quarter for which Rand was the primary beneficiary under FIN-46R, although Rand has no ownership interest in that entity. Excluding the VIE, EBITDA was $3.0 million, compared to $5.5 million in the prior year quarter. The decline in EBITDA was primarily due to:

      a) A $2.8 million negative EBITDA differential due to the WMS time chartered vessels which generated an EBITDA loss of $1.4 million, versus a positive EBITDA of $1.4 million in the quarter ended September 30, 2006, as Rand continued to incur certain contractual costs without generating revenue during the work stoppage; and

      b) A $1.0 million increase in G&A costs, largely related to employment related costs and training of a larger finance and administrative staff, the implementation of SOX compliant business software and IT infrastructure and expensed legal costs arising from agreements associated with the August 2007 acquisition of the bulk carriers. Management believes that many of these costs are not recurring in nature.

Captain Scott Bravener, President and CEO of Lower Lakes stated, "During the second quarter, our Canadian fleet operated effectively and we continued to achieve improvements in the performance of our US fleet, which substantially exceeded both operational and financial performance in the comparable period last year. EBITDA growth excluding WMS and G&A exceeded revenue growth due to higher freight rates, better vessel utilization and the benefit from investments we have made. I see no reason why this trend will not continue into the future and may in fact accelerate as we are able to bring the three WMS vessels and two bulk carriers up to their full potential. We have not been adversely affected by increased fuel prices, as these are passed along to our customers under the fuel surcharges in our customer contracts."

Outlook

Laurence S. Levy, Chairman and CEO of Rand, added, "Rand's financial results next year will be more indicative of the Company's earnings power. Included in the year will be a full year of operations from the three WMS time chartered vessels, as well as the two newly acquired bulk carriers. We have had strong contract renewals for next year and have enhanced our capacity utilization."

Mr. Levy concluded, "Longer-term, we remain optimistic about Rand's outlook, due to the strength and growth of our base business, where market demand continues to exceed capacity, as well as our active pipeline of in-market acquisition opportunities that capitalize on our position on the Great Lakes."

Summary Statement of Operations (unaudited; in thousands)

                                                                                   Three months ended      Six months ended
                                                                                   9/30/07     9/30/06    9/30/07     9/30/06
======================================================================================================    ===================
Revenue - Company operated vessels                                                  26,388      26,067     49,487      45,959
Revenue - Outside voyage charter revenue                                             2,489       1,321      4,620       3,674
======================================================================================================    ===================
                                                                                    28,877      27,388     54,107      49,633
Expenses
  Outside voyage charter fees                                                        2,434       1,307      4,571       3,625

  Vessel operating expenses                                                         19,783      18,190     37,100      32,485
  Non operational repairs and maintenance                                                0           0         94          57
======================================================================================================    ===================
                                                                                    22,217      19,497     41,765      36,167
======================================================================================================    ===================

Income before general and administrative, depreciation, amortization of drydock
costs and intangibles, other income and expenses and income taxes                    6,660       7,891     12,342      13,466
======================================================================================================    ===================

  General and administrative                                                         2,802       1,681      4,743       2,959
  Depreciation and amortization of drydock costs and intangibles                     2,436       1,711      4,695       3,203
  Loss (gain) on foreign exchange                                                      (46)         53       (219)         90
======================================================================================================    ===================
                                                                                     5,192       3,445      9,219       6,252
======================================================================================================    ===================
Income before interest, other income and expenses and income taxes                   1,468       4,446      3,123       7,214
======================================================================================================    ===================

Net income                                                                            (683)      1,948     (1,837)      2,668
======================================================================================================    ===================
Net income (loss) per share - basic                                                  (0.06)       0.27      (0.17)      (0.42)
Net income (loss) per share - diluted                                                (0.06)       0.13      (0.17)      (0.19)

Conference Call

Management will conduct a conference call focusing on the financial results on:

Wednesday, November 14, 2007
9:00am ET
Dial-in number: (706) 679-3155
Conference ID: 23257843

A phone replay will be available from 12:00 noon ET on Wednesday, November 14, 2007 until midnight ET on Friday, November 16, 2007. Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 23257843 for the phone replay. Additionally, the Company will file a transcript of the call with the Securities and Exchange Commission, which will be available at www.sec.gov.

Reconciliation of Non-GAAP Measure to GAAP

EBITDA represents earnings before interest, income tax expense, depreciation and amortization, loss on asset disposal, and loss (gain) on foreign exchange. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as measures of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation. A reconciliation of GAAP net income to EBITDA is included in the financial tables accompanying this release.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self unloading bulk carriers, including nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                            -OR-             INVESTOR RELATIONS COUNSEL:

Rand Logistics, Inc.                                 The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                     Loren G. Mortman
Edward Levy, President                               (212) 836-9604
212-644-3450                                         LMortman@equityny.com
                                                     www.theequitygroup.com

                              RAND LOGISTICS, INC.
                      Consolidated Statements of Operations
        (U.S. Dollars in Thousands except for Earnings Per Share figures)

                                                                 Three months      Three months        Six months       Six months
                                                                ended September   ended September   ended September  ended September
                                                                   30, 2007          30, 2006           30, 2007         30, 2006
                                                                  (unaudited)       (unaudited)       (unaudited)      (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
REVENUE                                                             28,877             27,388             54,107             49,633
------------------------------------------------------------------------------------------------------------------------------------
EXPENSES
          Outside voyage charter fees                                2,434              1,307              4,571              3,625
          Vessel operating expenses                                 19,783             18,190             37,100             32,485
          Repairs and maintenance                                       --                 --                 94                 57
          General and administrative                                 2,802              1,681              4,743              2,959
          Depreciation                                               1,620              1,275              3,163              2,329
          Amortization of drydock costs                                415                 84                773                168
          Amortization of intangibles                                  401                352                759                706
          (Gain) loss on foreign exchange                              (46)                53               (219)                90
------------------------------------------------------------------------------------------------------------------------------------
                                                                    27,409             22,942             50,984             42,419
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE OTHER INCOME AND EXPENSES AND INCOME TAXES             1,468              4,446              3,123              7,214
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME AND EXPENSES
Interest expense                                                     1,105              1,035              2,117              1,709
Interest income                                                        (77)               (86)              (142)               (88)
Loss on interest rate swap contract                                     87                 --                  8                 --
Amortization of chartering agreement costs                              47                 36                 96                 36
------------------------------------------------------------------------------------------------------------------------------------
                                                                     1,162                985              2,079              1,657
------------------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                             306              3,461              1,044              5,557
====================================================================================================================================
PROVISION (RECOVERY) FOR INCOME TAXES
Current                                                                 10                 91                (33)                11
Deferred                                                                11              1,041                372              2,205
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME  BEFORE MINORITY INTEREST                                   285              2,329                705              3,341
MINORITY INTEREST                                                     (353)                83                (32)                83
====================================================================================================================================
NET INCOME                                                             638              2,246                737              3,258
====================================================================================================================================
PREFERRED STOCK DIVIDENDS                                              296                298                592                590
STOCK WARRANT INDUCEMENT DISCOUNT                                    1,025                 --              1,982                 --
====================================================================================================================================
NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS                   (683)             1,948             (1,837)             2,668
====================================================================================================================================
Net (loss) earnings per share basic                            ($     0.06)       $      0.27        ($     0.17)       $      0.42
Net (loss) earnings per share diluted                          ($     0.06)       $      0.13        ($     0.17)       $      0.19
Weighted average shares basic                                   11,917,519          7,193,265         10,618,842          6,400,986
Weighted average shares diluted                                 11,917,519         17,895,696         10,618,842         16,862,299

                              Rand Logistics, Inc.
                   Selected Financial Information (unaudited)
           Reconciliation of Income before Interest, Other Income and
                      Expenses and Income Taxes to EBITDA
                           (U.S. Dollars in Thousands)

                                                               Variable                                   Variable
                                                               Interest                                   Interest
                                            Rand Logistics      Entity     Consolidated  Rand Logistics    Entity      Consolidated
                                             three months    three months  three months   three months   three months  three months
                                                ended           ended          ended         ended          ended          ended
                                               9/30/07         9/30/07        9/30/07       9/30/06        9/30/06        9/30/06
                                            ---------------------------------------------------------------------------------------
Income before interest, other income and
expenses and income taxes                         878             590          1,468           3,871            575          4,446

Loss (gain) on foreign exchange                   (46)              0            (46)             53              0             53
Depreciation and amortization of dry-dock
costs and intangibles                           2,121             315          2,436           1,551            160          1,711
-----------------------------------------------------------------------------------------------------------------------------------
EBITDA                                          2,953             905          3,858           5,475            735          6,210
                                            ---------------------------------------------------------------------------------------

                                                               Variable                                   Variable
                                                               Interest                                   Interest
                                             Rand Logistics     Entity     Consolidated  Rand Logistics    Entity      Consolidated
                                               six months     six months    six months    six months      six months    six months
                                                 ended          ended          ended         ended          ended         ended
                                                09/30/07       09/30/07      09/30/07       09/30/06      09/30/06       09/30/06
                                            ---------------------------------------------------------------------------------------

Income before interest, other income and
expenses and income taxes                        2,050           1,073          3,123           6,639            575          7,214

Loss (gain) on foreign exchange                   (219)              0           (219)             90              0             90
Depreciation and amortization of dry-dock
costs and intangibles                            4,066             629          4,695           3,043            160          3,203
-----------------------------------------------------------------------------------------------------------------------------------
EBITDA                                           5,897           1,702          7,599           9,772            735         10,507
                                            ---------------------------------------------------------------------------------------

                              Rand Logistics, Inc.
                           Consolidated Balance Sheets
                            U.S. Dollars in Thousands

                                                                                                   September 30,         March 31,
                                                                                                      2007                 2007
ASSETS                                                                                             (unaudited)           (audited)
                                                                                                   -------------------------------
CURRENT
                 Cash and cash equivalents                                                         $   3,010             $   7,207
                 Accounts receivable                                                                  16,915                 2,702
                 Prepaid expenses and other current assets                                             3,537                 3,122
                 Income taxes receivable                                                                 330                   263
                 Deferred income taxes                                                                 1,356                 1,219
----------------------------------------------------------------------------------------------------------------------------------
 Total current assets                                                                                 25,148                14,513

BLOCKED ACCOUNT                                                                                        2,700                 2,700
PROPERTY AND EQUIPMENT, NET                                                                           85,527                66,859
DEFERRED INCOME TAXES                                                                                 14,860                13,574
DEFERRED DRYDOCK COSTS, NET                                                                            6,281                 5,895
INTANGIBLE ASSETS, NET                                                                                17,176                13,334
GOODWILL                                                                                              11,711                 6,363
----------------------------------------------------------------------------------------------------------------------------------

 Total assets                                                                                      $ 163,403             $ 123,238
==================================================================================================================================
LIABILITIES
CURRENT
                 Bank indebtedness                                                                 $   2,801             $   5,097
                 Accounts payable                                                                      9,570                11,445
                 Accrued liabilities                                                                   5,545                 3,237
                 Interest rate swap contract                                                             143                   135
                 Income taxes payable                                                                    329                   385
                 Deferred income taxes                                                                   714                   589
                 Current portion of long-term debt                                                     5,837                 4,398
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                             24,939                25,286
LONG-TERM DEBT                                                                                        51,978                34,864
ACQUIRED MANAGEMENT BONUS PROGRAM                                                                      3,000                 3,000
DEFERRED INCOME TAXES                                                                                 16,106                13,624
----------------------------------------------------------------------------------------------------------------------------------

 Total liabilities                                                                                    96,023                76,774
==================================================================================================================================
COMMITMENTS AND CONTINGENCIES                                                                                                   --
STOCKHOLDERS' EQUITY
                 Preferred stock, $.0001 par value,                                                   14,900                14,900
                 Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
                 Common stock, $.0001 par value                                                            1                     1
                 Authorized 50,000,000 shares, Issued and outstanding 12,092,142 shares
                 Additional paid-in capital                                                           58,232                38,407
                 Accumulated deficit                                                                  (7,784)               (5,947)
                 Accumulated other comprehensive income (loss)                                         1,887                (1,073)
                 Minority interest of variable interest entity                                           144                   176
----------------------------------------------------------------------------------------------------------------------------------

 Total stockholders' equity                                                                           67,380                46,464
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                                       $ 163,403             $ 123,238
==================================================================================================================================


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